INSTALLMENT SALE AGREEMENT

THIS INSTALLMENT SALE AGREEMENT (this "Agreement") is made as of January 12, 2024, by and among Kid Castle Educational Corp., a Delaware corporation ("Seller"), and American Community Capital LP, a California limited partnership, (the "Buyer"), with respect to the following facts:

A. Seller is the current owner and holder of 1,000 units, which is also 100% of all units issued and outstanding, of Alpharidge Capital, LLC. ("Alpharidge"), a California limited liability company, that operates a real estate operations and entrepreneurship development businesses across the United States of America, and Buyer has been assisting Seller in day-to-day management of Alpharidge's business operations.

B. Seller desires to simplify its balance sheet in order to try to remove the "Caveat Emptor" tag from its stock as shown on the OTC Markets website. Seller believes that simplifying its balance sheet would help it to remove the "Caveat Emptor" tag because it would make its financial statements less complex and easily understandable to an average reader. Seller has been advised that Alpharidge's financials in the consolidated financial statements is the single contributor to the complexity of its financial statements, and getting rid of Alpharidge would eliminate the aforementioned complexity in its entirety. Therefore, Seller desires to sell Alpharidge to any willing buyer at an amount equal to or above its cost recovery.

C. Seller desires to sell to Buyer and Buyer desires to acquire from Seller 100% of Seller's interest in Alpharidge and all of the tangible and intangible assets Alpharidge uses in the operation of its real estate business and Entrepreneurship Development Initiative, on the terms and conditions set forth herein.

D. The combined average market capitalization of NIHK and KDCE (Seller) as the date of confirmation of this sale was $1,086,677 ($729,482 for NIHK, and $357,195 for KDCE), showing the FAIR MARKET value of the two parents of Alpharidge to have a market-base valuation of $1,086,677.

IN CONSIDERATION OF the premises and mutual covenants contained in this Agreement, and for good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1. **Purchase and Sale of Interest/Assets**. In consideration of the covenants, representations and obligations of Buyer hereunder, and subject to the conditions set forth in this Agreement, Seller hereby sells, and delivers to Buyer, and Buyer hereby purchases from Seller the following interest and assets and assumes the following obligations (collectively, the "Assets"):

1.1 **100% Interest in Alpharidge**. Seller currently owns and controls 100% interest in Alpharidge. Seller hereby sells and assigns to Buyer all of Seller's right, title and interest in Alpharidge, and Buyer hereby agrees to assume and perform each and every obligation of Seller in Alpharidge.

1.2 **Alpharidge Personal Property**. Seller transfers to Buyer all of the fixtures, furniture, equipment and tangible personal property used in connection with the Alpharidge's business operations (the "Personal Property"). Seller also transfers to Buyer all of Seller's rights under (i) any proprietary's software used for the basic operation of Alpharidge's business operations, and (ii) any warranties for any item of Personal Property.

2. **Excluded Assets**. Buyer is not purchasing and Seller is not transferring to Buyer the following (the "Excluded Assets"):

2.1 **Intellectual Property Rights**. Any rights to, or license to use, any of Seller's trade names, trademarks, product designs, schematics, software, business or marketing plans, information or other intellectual property rights not specifically conveyed to Buyer as part of the Assets.

2.2 **Insurance Rights**. Any liability insurance (including any premium refunds due and owing thereunder now or after the date hereof) and any insurance proceeds, claims and causes of action with respect to or arising in connection with any assets that are not Assets to the extent insuring Seller with respect to liabilities not assumed by Buyer, including, without limitation, claims under any directors and officers policy.

2.3 **Tax Assets**. All claims for refund of taxes and other governmental charges of whatever nature.

3. **Purchase Price.**

3.1 **Purchase Price**. The total consideration to be paid by Buyer for the Interests and Assets shall be the

assumption of the related liabilities described above, plus the payment of cash in the amount of **$1,562,067.00 (the "Purchase Price")**.

3.2 Payments. Buyer shall pay and deliver the Purchase Price to Seller as follows: in two hundred and forty (240) equal monthly payments beginning on July 1, 2024, and paid on the first day of the month thereafter until June 1, 2044, by wire transfer in the amount not less than $6,510. Buyer may prepay the balance of the Purchase Price at any time without premium or penalty. Any amount not paid when due shall accrue interest at the higher of 1% per month or the maximum amount allowed by law.

3.3 Prorations. Rental and lease charges, current taxes related to the Real Property Lease or the Personal Property, or other similar items of expense, and utilities related to the Real Property Lease or the Personal Property (collectively, the "Proration Items") shall be prorated between Seller and Buyer as of the date of this Agreement. All Proration Items that represent obligations due or accrued in respect of periods prior to the date of this Agreement shall be paid in full or otherwise satisfied by Seller, and all Proration Items that represent obligations due and accrued in respect of periods after the date of this Agreement shall be paid in full or otherwise satisfied by Buyer.

4. Possession, Title and Condition of Assets.

4.1 Possession. Right to possession of the Assets shall transfer to Buyer on the date of this Agreement. Seller shall transfer and deliver to Buyer such keys, lock and safe combinations and other similar items as Buyer shall require to obtain immediate and full occupation and control of the Assets, and Seller shall also make available to Buyer at its then existing location all documents in Seller's possession that are required to be transferred to Buyer by this Agreement.

4.2 Title to Alpharidge Personal Property. Upon execution of this agreement, Seller will transfer title to the 100% Interest and all the Personal Property that are related to Alpharidge but not titled to Alpharidge to Buyer or Alpharidge.

4.3 Condition of Assets. BUYER IS FAMILIAR WITH EACH OF THE ASSETS AND THEIR RESPECTIVE CONDITION. SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE CONDITION OR OPERATION OF ANY OF THE ASSETS, AND DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. BUYER IS PURCHASING THE ASSETS WITHOUT REPRESENTATION OR WARRANTY ON AN "AS IS, WHERE IS" BASIS.

5. Buyer Covenants. Buyer agrees with Seller as follows, understanding that the breach of any of these covenants would be a material breach of this Agreement.

5.1 Further Assurances. Buyer agrees to perform any further action and to execute and deliver any further documents reasonably necessary or proper to carry out the intent of this Agreement, including without limitation taking such steps and executing such documents as may be necessary to secure the consent of the landlord to the assignment of Real Property Lease and any other third party consents to the transaction contemplated by this Agreement.

6. Indemnification. Buyer shall indemnify, defend and hold Seller and its affiliates, directors, officers, shareholders, employees, attorneys, agents and other representatives from and against any and all demands, claims, actions, causes of action, proceedings, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel), including without limitation damages for personal injury or death, arising out of (i) any breach of any representation, warranty or covenant of this Agreement, (ii) Seller's occupation of the premises under the Real Property Lease, (iii) Seller's use of the Personal Property, and (iv) Seller's operation of its business after the date hereof.

Seller's Remedies upon Default. Upon a failure to timely make any payment required under this Agreement when due, or breach of any other material term of this Agreement which is not cured within 30 days following notice from Seller of such breach, then, in addition to any other rights or remedies that Seller may have at law or in equity, Seller shall have the right, in Seller's sole discretion, to declare a default and seek legal remedies.

7. Miscellaneous.

7.1 Entire Agreement and Amendment. This Agreement constitutes the entire understanding among the parties with respect to the subject matter hereof, and supersedes all negotiations, prior discussions or other agreements, oral or written with respect to its subject matter. This Agreement may only be amended or modified by the written agreement of the parties.

7.2 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference or regard to the principles of conflict of laws. Any action arising out of this Agreement may be brought and maintained before a court having jurisdiction over the location where Alpharidge or the Assets are located and the parties hereto consent to the jurisdiction of such court.

7.3 Fees and Costs. Each party shall bear its own attorneys' fees and expenses in connection with the negotiation, preparation and consummation of this Agreement. In any action brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover it reasonable attorneys' fees and costs.

7.4 Assignment. Neither party shall have the right to assign any of its rights or obligations under this Agreement to any third party without the other party's prior written consent; provided, however, that Seller may assign its rights to American Community Capital LP., a Delaware corporation. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

7.5 Notices. All notices to be given by any party to this Agreement to the other party shall be in writing, and shall be (i) sent by facsimile transmission; or (ii) personally delivered, at the addresses set forth below (or at such other address for a party as specified by like notice) and shall be deemed given when received if sent by facsimile transmission or personally delivered, or if mailed as provided herein, on the second business day after it is so placed in the mail.

The addresses referred to above are:

Buyer: **American Community Capital LP.**
370 Amapola Ave., Suite 200A,
Torrance, CA 90501

Seller: **Kid Castle Educational Corp.**
370 Amapola Ave., Suite 200A
Torrance, CA 90501

Any party at any time may give notice to the other party of a different address other than that set forth above in accordance with the provisions of this Section.

7.6 Survival of Obligations. All representations, warranties and obligations of the parties set forth in this Agreement shall survive the date of this Agreement.

7.7 Counterparts. This Agreement may be executed in counterparts. Duly acknowledged facsimile signatures shall be deemed as originals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first above written.

"BUYER"

American Community Capital LP

/s/ Frank Igwealor Frank Igwealor

By Frank Igwealor
Its: Managing Partner

"SELLER":

Kid Castle Educational Corp.
a Delaware corporation

/s/ Frank I Igwealor Frank Igwealor

By: Frank Igwealor
Its: CEO

EXHIBIT A

VALUATION ANALYSIS

The $1,562,067 valuation for Alpharidge was obtained through the analysis as demonstrated below:

1. Taken from Alpharidge's audited Balance Sheet dated 12/31/2023 attached at the end of this Exhibit (Alpharidge's balance sheet was audited alongside Kid Castle Educational Corp annual audit of 12/31/203).

2. All current assets were recognized at face (balance sheet) value for a total amount of $9,573

3. All fixed assets were recognized at face (balance sheet) value for a total amount of $43,352

4. Accrued Interest Receivable of $166,604 was written off because the buyer is a Tax-Basis accounting for its financials.

5. Entrepreneurship assets were adjusted to Carrying-Cost minus decays/speculative accruals, for adjusted value of $1,573,412. Entrepreneurship Notes were discounted to their cumulative carrying-cost because of the substantial work/effort required from the Noteholder to collect on the Notes.

6. Investments - Related Companies were recognized at face (balance sheet) value for a total amount of $163,513

7. $30,000 investment in OpenDG, an Indian investee was written off because of the non-responsiveness of the investee to entreaties by Alpharidge.

8. The total liabilities of $329,784 were recognized at face (balance sheet) value.

For a total value of

1)

ALPHARIDGE CAPITAL LLC

Valuation Analysis

DECEMBER 31, 2023

			Dec 31, 23	Dec 31, 22	Total Cost	Adjustment	Net Value
ASSETS							
2)	Total Current Assets		$ 9,573	$ 207,632			$ 9,573
3)	Total Fixed Assets		43,352	101,081			43,352
	Other Assets						
4)		Accrued Interest Receivable	166,604	85,375		(166,604)	-
5)		Total Entrepreneurship Devpt Notes	3,295,096	2,338,420	1,968,522	(1,721,684)	1,573,412
		Interco - GMPW Note	100,000	100,000	100,000		100,000
		Interco - NIHK Note	2,000	1,000	2,000		2,000
6)		Total Investments - Related Companies	163,513	553,314	163,513	-	163,513
7)		OpenDG - Digital Assets	30,000	30,000	30,000	(30,000)	-
	Total Other Assets		3,757,213	3,109,109	2,264,036	(1,918,288)	1,838,925
TOTAL ASSETS			3,810,139	3,417,822	2,264,036	(1,918,288)	1,891,851
LIABILITIES & EQUITY							
8)	Total Liabilities		329,784	422,379			329,784
NET VALUE OF ASSETS MINUS LIABILITIES			$ 3,480,355	$2,995,443	-	$ (1,918,288)	$ 1,562,067

EXHIBIT B

LEGAL OPINION

AVAIALABLE UPON REQUEST